UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2014
Prosper Funding LLC
(Exact name of registrant as specified in its charter)

Delaware	333-179941	45-4526070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Second Street, 15th Floor San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (415) 593-5400

Not applicable.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 9, 2014, Prosper Funding LLC ("PFL") and First Associates Loan Servicing, LLC ("First Associates") entered into a Backup Servicing Agreement pursuant to which, among other things, First Associates agreed to perform backup servicing duties on behalf of PFL and to serve as a successor servicer to PFL if requested to do so by the applicable controlling party.

Item 1.02. Termination of a Material Definitive Agreement.

On January 14, 2014, PFL sent (i) notice to CSC Logic, Inc. ("CSC") that the Back-up Processing Agreement (the "Existing Backup Agreement") between the parties, entered into on November 21, 2012, would terminate on February 20, 2014 and (ii) the early termination payment required under the terms of the agreement.  Pursuant to the Existing Backup Agreement, among other things, CSC agreed to perform backup servicing duties on behalf of PFL.  Under the terms of the Existing Backup Agreement, PFL is required to provide CSC with at least thirty (30) days' notice of termination.  In addition, PFL is required to pay CSC an early termination payment in an amount equal to the product of (a) the average amount invoiced monthly by CSC to PFL pursuant to the Existing Backup Agreement, calculated over the four months preceding such notice of early termination, multiplied by (b) the number of months (not to exceed twelve (12)) otherwise remaining between the date of termination and the end of the term.  PFL desires to terminate the Existing Backup Agreement because it has retained First Associates to serve as its backup servicer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prosper Funding LLC

Date: January 15, 2014	By	/s/ Sachin Adarkar
Sachin Adarkar
Secretary